Exhibit 99.1

Contact: Mark R. Holden
(765) 771-5310

FOR IMMEDIATE RELEASE

WABASH NATIONAL CORPORATION ANNOUNCES

FOURTH QUARTER AND YEAR END RESULTS

     LAFAYETTE, INDIANA, February 21, 2003 . . . Wabash National Corporation (NYSE: WNC) announced today results for the three and twelve months ended December 31, 2002. Net sales for the fourth quarter were $205.9 million compared to $166.6 million for the same period last year. Net loss for the quarter was $11.6 million, compared to a loss of $134.9 million for the same period last year. For the year ended December 31, 2002, net sales were $819.6 million compared to $863.4 million for 2001. Net loss for fiscal year 2002 totaled $56.2 million, compared to a net loss of $232.2 million in 2001. Diluted loss per share was ($0.46) for the fourth quarter 2002 compared to ($5.88) per share for the fourth quarter 2001. For the twelve months ended December 31, 2002 diluted loss per share was ($2.43) compared to ($10.17) in 2001. These results are subject to the completion of discussions between the Company and its lenders before March 31, 2003, as discussed below.

     Commenting on these results, William P. Greubel, President and Chief Executive Officer, stated, “Industry conditions continue to be depressed due to overall economic activity and trucking conditions, but are beginning to show some signs of improvement. We are pleased with the progress made during the quarter toward improving our operations. Our results for the fourth quarter reflect lower production volumes due to our planned holiday shutdowns and the investments that were made to implement the various quality, productivity and process improvements in our business. In addition, we are very pleased with our ability to repay $100 million in debt during 2002, a 22% reduction in our outstanding indebtedness.”

     “Based upon our 2002 results, we do not expect to meet our financial covenants in 2003. Discussions with our lenders continue regarding the Company’s performance, its outstanding indebtedness and related financial covenants. We anticipate successfully completing discussions with our lenders prior to the filing of the Company’s Form 10K due March 31, 2003. However, in the event these discussions are not successful, there will be a profound impact on the balance sheet as of December 31, 2002 as a result of the need to record various debt obligations, totaling approximately $347 million, as current liabilities on the year-end balance sheet. The result of the bank discussions should not impact the Company’s Income Statement for the twelve months ended December 31, 2002. However, it would likely have an effect on our future operating results because the Company would be constrained from a liquidity perspective and customer and supplier relationships would likely be disrupted. We are optimistic that this will be avoided by the successful completion of the discussions with our lenders.”

     Wabash National Corporation designs, manufactures, and markets standard and customized truck trailers under the Wabash™ and Fruehauf® brands. The Company believes it is one of the world’s largest manufacturers of truck trailers, the leading manufacturer of composite trailers and through its RoadRailer® products, the leading manufacturer of bimodal vehicles. The Company’s wholly owned subsidiary, Wabash National Trailer Centers, is one of the leading retail distributors of new and used trailers and aftermarket parts, including its Fruehauf® and Pro-Par® brand products with locations throughout the U.S. and Canada.

This press release contains certain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are, however, subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Without limitation, these risks and uncertainties include dependence on lenders to agree to amend financial covenants on favorable term, increased competition, dependence on key management, reliance on certain customers and corporate partnerships, shortages of raw materials, dependence on industry trends, export sales and new markets, acceptance of new technology and products, and government regulation. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its stockholders and periodic reports on Forms 10-K and 10-Q.

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WABASH NATIONAL CORPORATION

RESULTS OF OPERATIONS

(Dollars in Thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, (unaudited)		December 31, (unaudited)

	2002	2001	2002	2001

Net Sales	$205,891	$166,646	$819,568	$863,392
Less:
Cost of Sales	$193,437	$251,356	$779,117	$982,605
General & Administrative Expenses	$12,862	$18,870	$53,897	$56,955
Selling Expenses	$5,948	$5,983	$23,501	$25,370
Restructuring Charge	$96	$1,042	$1,813	$37,864
Interest Expense	$8,861	$4,821	$30,873	$21,292
Other (Income) Expense	$(377)	$3,757	$1,835	$6,663
Equity in Losses of Wholly-Owned
Subsidiary	$0	$1,535	$0	$7,668

Income (Loss) Before Income Taxes	$(14,936)	$(120,718)	$(71,468)	$(275,025)
Income Tax Expense (Benefit)	$(3,331)	$14,230	$(15,278)	$(42,857)

Net Income (Loss)	$(11,605)	$(134,948)	$(56,190)	$(232,168)

Preferred Stock Dividends	$268	$442	$1,563	$1,845

Net Income (Loss) Available to
Common Shareholders	$(11,873)	$(135,390)	$(57,753)	$(234,013)

Basic Earnings (Loss) Per Share	$(0.46)	$(5.88)	$(2.43)	$(10.17)

Weighted Average Shares Outstanding	25,644,000	23,010,000	23,791,000	23,006,000

Diluted Earnings (Loss) Per Share	$(0.46)	$(5.88)	$(2.43)	$(10.17)

Weighted Average Shares and
Equivalents Outstanding	25,644,000	23,010,000	23,791,000	23,006,000

Other Data:
Depreciation and amortization	$6,753	$7,047	$28,450	$32,143
Capital Expenditures	3,004	680	5,705	5,899

WABASH NATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

	December 31,	December 31,
	2002	2001

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,659	$11,135
Accounts receivable, net	38,124	58,358
Current portion of finance contracts	9,528	10,646
Inventories	134,872	191,094
Refundable income taxes	911	25,673
Prepaid expenses and other	17,388	17,231

Total current assets	236,482	314,137

PROPERTY, PLANT AND EQUIPMENT, net	145,703	170,330
EQUIPMENT LEASED TO OTHERS, net	100,837	109,265
FINANCE CONTRACTS, net of current portion	22,488	40,187
INTANGIBLE ASSETS, net	40,646	43,777
OTHER ASSETS	23,141	14,808

	$569,297	$692,504

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$61,021	$60,682
Current maturities of capital lease obligations	12,860	21,559
Accounts payable	60,457	51,351
Accrued liabilities	65,246	69,246

Total current liabilities	199,584	202,838

LONG-TERM DEBT, net of current maturities	220,983	274,021
LONG-TERM CAPITAL LEASE OBLIGATIONS, net of current maturities	51,993	55,755
OTHER NONCURRENT LIABILITIES AND CONTINGENCIES	22,847	28,905
STOCKHOLDERS’ EQUITY	73,890	130,985

	$569,297	$692,504